Exhibit 5.1

Príncipe de Vergara, 187

Plaza de Rodrigo Uría

28002 Madrid – España

Tel +34 91 586 04 00

Fax +34 91 586 04 03/04

madrid@uria.com

www.uria.com

Tel. (d): +34 91 586 06 59

Fax (d): +34 91.586.03 30

jaime.pereda@uria.com

Banco Santander, S.A.

Ciudad Grupo Santander, Avenida de Cantabria s/n

28660 Boadilla del Monte Madrid

Spain

Madrid, 12 May 2021

Dear Sirs,

U.S. $ 1,000,000,000 4.750% Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities; and € 750,000,000 4.125% Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities

We write to you as Spanish counsel to Banco Santander, S.A. (the “Bank”) for the purposes of, among others, issuing a legal opinion in connection with the issuance by the Bank of (i) U.S. $ 1,000,000,000 4.750% Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities; and (ii) € 750,000,000 4.125% Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities (the “Notes”) pursuant to the Bank’s registration statement on Form F-3 dated 14 May 2020 filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Registration Statement”).

A.	Documents and information reviewed

In arriving at our opinions, we have reviewed the documents and information listed in the Schedule 1 (the “Documents”).

B.	Assumptions

Our opinions are based on the following assumptions:

(a)	All signatures, stamps and seals on the Documents are genuine.

(b)	The original Documents we have received are authentic and complete. Any copies we have received are complete and correspond to the originals.

(c)	All the parties to the Documents (other than the Bank) have been duly organised and validly exist under the laws of their respective countries of incorporation.

(d)

All the parties to the Documents (other than the Bank) have the corporate power to perform the transactions and be a party to the contracts contemplated in the Documents and the contracts have been signed by an individual or individuals who have sufficient capacity to validly and effectively bind the parties to the same and compliance with that established in the contracts is within the legal capacity of each of the parties thereto (other than the Bank).

(e)	Each person who signed the Documents on behalf of the Bank had the legal capacity (capacidad de obrar) to do so at the time.

(f)

All the documents that should have been filed with the Commercial Registry of Cantabria by the Bank had been filed and registered on or before the date of our search, and subsequent to this no other documents that bear any relation to the opinions expressed in this legal opinion have been filed or registered.

The content of the certification issued by the Commercial Registry of Cantabria in relation to the Bank on 4 May 2021 and the information issued electronically by the website www.rmc.es on the date of this legal opinion accurately reflect the registered information about the Bank.

The information held at the Commercial Registry is assumed to be correct and valid pursuant to article 7 of the Commercial Registry Rules (Reglamento del Registro Mercantil).

(g)	The certificates of the corporate resolutions reviewed are true and accurate and correspond to resolutions that have been validly approved in duly convened, constituted and quorate meetings.

(h)

There are no contractual or other limitations that bind any of the parties to the Documents and that are included in any document that we have not reviewed but that could affect this opinion, nor are there any agreements between any of the parties to the Documents which fully or partially annul, modify or supersede the content of the Documents.

There are no decisions or resolutions of the governing bodies of the Bank that revoke or amend the decisions and resolutions reviewed.

There are no factual circumstances that have not been disclosed to us and that could affect this legal opinion.

(i)	The articles of association (estatutos sociales) of the Bank that we have reviewed are those in force on the date of this legal opinion.

(j)

The Transaction Documents and the Notes (including the Global Notes) governed by the laws of a jurisdiction other than Spain create legal, valid, binding and enforceable obligations for each party to the Transaction Documents and the Notes under such laws.

(k)

The obligations deriving from the Transaction Documents and the Notes (including the Global Notes) that must be complied with in a jurisdiction other than Spain, or that could be affected in any way by the laws of such other jurisdiction, will not be invalid or ineffective by virtue of the said laws, or contrary to its public policy.

(l)

The transactions described in, contemplated in, or financed under the Transaction Documents and the Notes are not contrary to the Bank’s corporate interest (interés social) and the Bank’s directors have not breached their duty of care (deberes de diligencia y lealtad) in relation to the transaction; and the issue of the Notes and the disapplication of the Bank’s shareholders pre-emptive rights in respect thereto are justified in the best corporate interest (interés social) of the Bank.

(m)(i)

The centre of main interests of the Bank is located in Spain; (ii) the Bank is not unable to pay its debts as per article 2 of the Insolvency Law (Ley Concursal), which restated text was approved by Royal Legislative Decree 1/2020 of 5 May (the “Insolvency Law”); (iii) the Bank will not be unable to pay its respective debts as per article 2 of the Insolvency Law as a consequence of performing its obligations under the Transaction Documents and the Notes; (iv) no petition for insolvency (concurso) or extrajudicial settlement of payments (acuerdo extrajudicial de pagos) has been filed in relation to the Bank; (v) no communication contemplated under article 583 of the Insolvency Law has been sent to the competent court in relation to the Bank; (vi) no insolvency or administrative receiver or insolvency mediator (mediador concursal) has been appointed, or their appointment sought, to oversee any of the assets of the Bank; (vii) the Bank does not fall under any ground for winding-up as set out in article 363 of the Spanish Companies Law (Ley de Sociedades de Capital), which restated text was approved by Royal Legislative Decree 1/2010 of 2 July; and (viii) the Bank is not in a situation that could determine the application of early intervention or resolution measures pursuant to Law 11/2015, of June 18, for the recovery and resolution of credit institutions and investment firms (Ley 11/2015, de 18 de junio, de recuperación y resolución de entidades de crédito y empresas de servicios de inversión).

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(n)	The Global Notes have been issued, authenticated and deposited in the State of New York.

(o)	The Notes will be admitted to trading on the New York Stock Exchange prior to their first interest payment date.

(p)	The Notes will be originally registered with a clearing and settlement system located outside Spain that is recognized by Spanish law or by the law of another OECD country.

Where we have not independently verified facts material to the opinions, we have examined and relied on certificates issued by duly authorised representatives of the Bank.

C.	Opinion

We do not represent ourselves to be familiar with the laws of any jurisdiction other than Spain as they stand at present and therefore express no opinion on matters arising under any laws other than the laws of Spain currently in force. This legal opinion is issued on the basis that all related-matters will be governed by, and construed in accordance with Spanish law, and that all matters between the addressees of this legal opinion and ourselves (in particular, those regarding interpretation) will be brought before the Spanish courts.

Our involvement in the transaction described has been limited to our role as Spanish counsel to the Bank, and we therefore assume no obligation to advise any other party to the transaction. Furthermore, we assume no obligation to advise the Bank or any other party of any changes to the law or facts that may occur after today’s date, regardless of whether they affect the legal analysis or conclusions in this legal opinion.

Legal concepts are expressed in some of the documents in English terms and may not be identical or equivalent to the Spanish legal terms used.

Based on the above, and subject to the additional exceptions, limitations and qualifications set out below, it is our opinion that:

1.	Valid existence

The Bank was duly incorporated and validly exists as a “sociedad anónima” under the laws of Spain.

2.	Corporate power

The Bank has the required corporate power to issue the Notes.

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3.	Corporate approvals

The issuance of the Notes has been duly authorised by all the necessary corporate actions of the Bank.

4.	Issuance of ordinary shares of the Bank upon conversion of the Notes

Upon conversion of the Notes in accordance with the terms of the Indenture (as defined below), the issuance of the ordinary shares of the Bank to be delivered as a consequence of such conversion, when duly authorized by the competent governing body of the Bank, will be duly authorized and validly issued, fully paid and non-assessable.

D.	Qualifications

The opinions above are subject to the following:

(i)	In the absence of case law or even settled academic doctrine on certain matters, it is impossible to rule out the possibility that a Spanish court would have a different interpretation.

(ii)

Our opinions are issued subject to the effects and outcome of transactions that may derive from insolvency, the recovery and resolution proceedings of credit institutions and investment firms, pre-insolvency mechanisms or any other similar proceedings that generally affect the rights of all or some creditors, including those that do not fall under judicial insolvency proceedings (in particular, but not limited to, transactions that may derive from the insolvency regulations with respect to the notice of commencement of negotiations with creditors, claw-back actions and refinancing agreements), as well as to any principles of public policy (orden público).

(iii)	The information available from the website www.rmc.es may not be entirely accurate or up to date.

(iv)	We offer no opinion as to the financial or economic reasonableness of the Transaction Documents or the transaction described herein.

This legal opinion is rendered to the addressee identified in this letter and in connection with the transactions described above. This legal opinion is not to be used, circulated, quoted or referred to in any other way or for any other purpose, and no persons other than its addressees may make decisions based on it, nor may they claim any liability for its content without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to a current information report on Form 6-K, to be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Opinions” in the Base Prospectus and in the Prospectus Supplement. In giving this consent, we do not admit that we are experts under the Securities Act or the rules and regulations of the SEC issued thereunder with respect to any part of the Registration Statement, including this opinion.

This opinion shall be governed exclusively by Spanish law and the courts of the city of Madrid (Spain) shall have exclusive jurisdiction to settle any dispute relating to this opinion.

Very truly yours,

/s/ Jaime Pereda

Jaime Pereda

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Schedule 1.- Documents and information reviewed

(a)	The information on the Bank publicly available on the website of the Spanish Central Commercial Registry (www.rmc.es), dated as of the date hereof;

(b)	a copy of the articles of association (estatutos sociales) of the Bank as publicly available at the website of the Bank (www.bancosantander.es), dated as of the date hereof;

(c)	a certification with respect to the Bank regarding its due existence and the composition of its Board of Directors issued by the Commercial Registry of Cantabria on 4 May 2021;

(d)

a copy of the certificate of the resolution of the General Shareholders’ Meeting of the Bank held on 3 April 2020 authorising the Board of Directors, among others, to issue share capital and of the resolutions adopted by the Board of Directors of the Bank on 3 April 2020 granting on the Executive Committee, among others, the faculty to issue share capital;

(e)

a copy of the certificate of the resolution of the General Shareholders’ Meeting of the Bank held on 12 April 2019 authorising the Board of Directors, among others, to issue convertible preferred shares (participaciones preferentes convertibles) and of the resolutions adopted by the Board of Directors of the Bank on 12 April 2019 granting on the Executive Committee, among others, the faculty to issue convertible preferred shares (participaciones preferentes convertibles);

(f)

a copy of the certificate of the resolutions adopted by the Executive Committee of the Bank on 4 May 2021 authorising the issue of the Notes and the execution of the documents to which the Bank is a party in connection thereto;

(g)

a copy of the certificate of the resolutions adopted by the Executive Committee of the Bank on 4 May 2021 approving the report (“Informe de Administradores”) prepared in relation to the issue of the Notes;

(h)	a copy of the report issued by Deloitte, S.L. dated 6 May 2021 in relation to the issue of the Notes;

(i)	a copy of the minutes of decisions taken by Ms. Silvana Borgatti Casale on 6 May 2021, determining, among others, the definitive principal amount and the commercial terms of the Notes;

(j)

a copy of the notarial deed of issuance of the Notes (escritura pública de emisión) granted on 10 May 2021, before the Notary Public of Madrid Mr. Miguel Ruiz-Gallardón under the number 2,676 of his records, by the Bank;

(k)

a copy of the underwriting agreement executed on 6 May 2021 by the Bank and Barclays Capital Inc., BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Santander Investment Securities Inc. and a copy of the underwriting agreement executed on 6 May 2021 by the Bank and Banco Santander, S.A. (in its capacity as underwriter), Barclays Bank Ireland PLC, BNP Paribas, BofA Securities Europe SA, Citigroup Global Markets Europe AG, Deutsche Bank Aktiengesellschaft, J.P. Morgan AG and Morgan Stanley Europe SE (collectively, the “Underwriting Agreements”);

(l)	a copy of the contingent convertible capital securities indenture dated 12 May 2021 entered into by the Bank and The Bank of New York Mellon, London Branch, as Trustee, (the “Base Indenture”);

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(m)

a copy of the supplemental indenture to the Base Indenture dated 12 May 2021 entered into by the Bank and The Bank of New York Mellon, London Branch, as Trustee, (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”);

(n)	a copy of the global notes evidencing the Notes dated 12 May 2021 (the “Global Notes”);

(o)	a copy of the Registration Statement which includes a base prospectus (the “Base Prospectus”) dated 14 May 2020;

(p)	a copy of the preliminary prospectus supplement prepared in connection with the issuance of the Notes dated 6 May 2021 (the “Preliminary Prospectus Supplement”); and

(q)

a copy of the final prospectus supplement prepared in connection with the issuance of the Notes dated 6 May 2021 (this document together with the Preliminary Prospectus Supplement, the “Prospectus Supplement”).

(r)

a copy of the other relevant information notice (comunicación de otra información relevante) filed by the Bank with the CNMV on 6 May 2021, with entry registry number 9,278 regarding the issue and offering of the Notes.

The Underwriting Agreements and the Indenture will be hereinafter collectively referred to as the “Transaction Documents”.

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